Exhibit 10.1

CAI INTERNATIONAL, INC.

CHAIRMAN OF THE BOARD COMPENSATION AGREEMENT

This Chairman of the Board Compensation Agreement (this “Agreement”), dated as of June 5, 2009, is entered into by and between CAI International, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), and Hiromitsu Ogawa (the “Director”).

W I T N E S S E T H:

WHEREAS, the Director has voluntarily retired as an executive officer of the Company in the position of Executive Chairman, and the Company and Director desire to have Director continue to serve the Company as a director and as the Chairman of the Board of Directors.

NOW THEREFORE in consideration of the mutual benefits to be derived from this Agreement, the Company and the Director hereby agree as follows:

1.    Termination of Employment Agreement. The Company and Director agree to terminate effective as of June 5, 2009 the Amended and Restated Employment Agreement dated as of December 31, 2008, by and between the Company and Director (the “Employment Agreement”).

2.    Director. Director has agreed to serve as Chairman of the Company’s Board of Directors, and has been reelected as a director of the Company to serve until 2012.

3.    Compensation and Benefits. For so long as Director serves as Chairman of the Board or for a period of three (3) years counted from the date hereof should Director serve as a Company Director but no longer Chairman, the Director shall be compensated as follows:

(a)    Cash Compensation. Director shall be entitled to receive an annual retainer fee of $100,000, paid in increments of $25,000 at the beginning of each calendar quarter (the “Retainer Fee”). In addition, on July 1 of each subsequent year that this Agreement is in place, beginning on July 1, 2010, Director’s annual Retainer Fee shall be increased by at least four percent (4%) of Director’s then-current Retainer Fee or by such larger amount as is determined by the Company’s Board of Directors. This compensation is in lieu of, and Director shall not be entitled to any other, cash retainer or meeting fees payable to other members of the Board of Directors. In addition, while receiving this compensation, the Director shall not be entitled to participate in any equity compensation plans or programs for nonemployee directors.

(b)    Reimbursement of Expenses. The Company shall pay or reimburse the Director for all travel, business and entertainment expenses incurred by or necessary for the Director to perform his duties as a director of the Company in accordance with such policies and procedures as the Company may from time to time establish for senior officers and directors and subject to the Company’s normal requirements with respect to reporting and documentation of such expenses.

(c)    Fringe Benefits.

(i) Medical and Dental Insurance. Director, his spouse and dependents shall be entitled to participate in the Company’s medical and dental insurance plans; provided if for any reason the Company is unable to obtain coverage for the Director, his spouse and dependents under its medical and dental plans, Director, his spouse and dependents shall be entitled to be reimbursed for the cost of obtaining coverage equivalent to the coverage Director, his spouse and dependents received immediately prior to termination of the Employment Agreement.

(ii) Disability Insurance. Director shall be entitled to participate in the Company’s disability insurance plan providing for a 60-day exclusion period and disability coverage for at least sixty percent (60%) of Director’s then-current Retainer Fee, with Director named as the direct beneficiary or, if such participation is not permitted under the Company’s plan, the Company shall provide Director with a disability insurance plan that provides a substantially equivalent level of coverage.

(iii) Life Insurance. The Company shall enroll Director in the Company’s term life insurance policy providing a benefit of $1,000,000 upon death of Director and Accidental Death and Dismemberment (AD&D) benefit; if such enrollment is not permitted under the Company’s policy, the Company shall maintain a separate policy under the same terms for the benefit of the Director.

(iv) Parking. Director shall be entitled to paid parking space at the Company’s headquarters.

(v) Golf Membership Dues. The Company will reimburse Director for the monthly dues associated with one membership at a golf club to be designated by Director.

(d)    No Withholding. In serving as a director pursuant to this Agreement, the Director shall not be an employee of the Company. The Company shall report compensation paid hereunder consistent with the foregoing and the Director shall be liable for all taxes associated herewith.

(e)    Additional Benefits. The Company shall also provide Director with all other benefits provided from time to time to its other directors, including Directors’ and Officers’ Insurance coverage, other than any cash or equity compensation payable to outside directors (it being understood that Director’s right to cash or equity compensation is set forth in Section 3(a) above). For so long as the Director serves as a Director of the Company, the Indemnification Agreement dated as of March 1, 2007, executed between Director and the Company shall remain in full force and effect. For so long as the Director serves as a Director of the Company, the Company will make available to the Director a designated office acceptable to the Director at the Company’s headquarters, which shall include secretarial services.

(f) Termination. This Agreement may be terminated by the Company upon occurrence of the following events: (i) Director’s death; (ii) Director’s disability determined unanimously by the Board of Directors that Director is unable to perform his duties under this Agreement for a continuous period of at least 180 days due to physical or mental illness or impairment; or (iii) the Company becomes insolvent or the Company seeks relief (or an order is entered against the Company) under any bankruptcy, reorganization, receivership, transfer for the benefit of creditors or other debtor relief statute or arrangement, in which case this Agreement shall terminate thirty (30) days after the Company gives Director written notice of the termination.

4.    Entire Agreement; Amendment. This Agreement contains the entire agreement between the Company and Director with respect to the subject matter hereof and supersedes the Employment Agreement in its entirety. This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification or discharge is sought. No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

5.    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, delivered by express mail or other expedited service or upon receipt if mailed, postage prepaid, via registered mail, return receipt requested, addressed as follows:

(a) To the Company:	(b) To Director:
CAI International, Inc.	Hiromitsu Ogawa
One Embarcadero Center Suite 2101 San Francisco CA 94111	99 Lane Place Atherton, CA 94027

and/or to such other persons and addresses as any party shall have specified in writing to the other.

6.    Assignability. This Agreement shall not be assignable by either party and shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, legal representatives, successors and assigns of the parties. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume this Agreement and agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6 or which becomes bound by this Agreement by operation of law.

7.    Governing Law. This Agreement shall be governed by and construed under the laws of the State of California without regard to conflict of laws principles.

8.    Waiver and Further Agreement. Any waiver of any breach of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

9.    Headings of No Effect. The Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

COMPANY: CAI International, Inc.

By:	/s/ MASAAKI NISHIBORI
Masaaki Nishibori Chief Executive Officer

DIRECTOR:

/s/ HIROMITSU OGAWA
Hiromitsu Ogawa